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                                                               EXHIBIT 10.3

                       EXTRACT FROM RESOLUTIONS APPROVED
            BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF
                           DEAN WITTER REYNOLDS INC.
                               ON APRIL 14, 1998




        RESOLVED, that, effective January 1, 1998, the Dean Witter START Plan (Saving Today Affords Retirement Tomorrow) (the "Plan"), amended and restated effective as of January 1, 1997, is hereby amended as follows:

        FIRST, Section 12(g)(ii) of the Plan be and is hereby amended and restated to read in its entirety as follows:

        (ii) A distribution will be considered to be necessary to satisfy an immediate and heavy financial need of a Participant only if the Participant has obtained all distributions, other than hardship distributions, and all nontaxable loans available under all plans maintained by any member of the Affiliated Group, and the distribution is not in excess of the amount of the immediate and heavy financial need.

        SECOND, Section 5(e) of the Plan be and hereby is amended and restated to read in its entirety as follows:

     (e) Distribution of Excess Elective Deferrals. Not later than the first March 1 following the close of a Participant's tax year, the Participant may notify the Plan administrator of the amount of the Excess Elective Deferrals received by the Plan for the Participant's tax year. A Participant shall be deemed to have notified the Plan of the amount of any such Excess Elective Deferrals to the extent the Participant has Excess Elective Deferrals for the taxable year calculated by taking into account only Elective Deferrals under the Plan and any other Plan maintained by a member of the Affiliated Group. No later than the first April 15 following the close of such taxable year, the Plan shall distribute to the Participant the amount designated as an Excess Elective Deferral under this section (adjusted for any income or loss allocable to that amount). The amount of Excess Elective Deferrals that may be distributed with respect to a Participant for a taxable year shall be reduced by any Excess Contributions previously distributed under Subsection 5(g)(1) or recharacterized under Subsection 5(g)(2) with respect to the Participant for the Plan Year beginning with or within the Participant's taxable year for which such Excess Elective Deferrals have been made.

        FURTHER RESOLVED, that, the Chairman of the Board and Chief Executive Officer, any Executive Vice President, and Senior Vice President or any other proper officer of DWR be, and each of them hereby is, authorized to take any and all actions which they deem necessary or appropriate to carry out the purposes or intent of the foregoing resolutions and to make, execute and deliver, or cause to be made, executed and delivered, all agreements, undertakings, documents, instruments or certificates in the name and on behalf of DWR as they may deem necessary or desirable in connection therewith, to perform or cause to be performed, the obligations of DWR referred to herein.